FIRST AMENDMENT TO CHICO'S FAS, INC.
                   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

      This First Amendment to the Chico's FAS, Inc. Non-Employee Directors' Stock Option Plan, which effectively eliminates the ability to set the option price at below fair market value, eliminates discretionary option grants from the Plan, and requires stockholder approval of certain plan amendments, is hereby adopted, the 20th day of August, 1999, but effective retroactive to the date of initial adoption of the Non-Employee Directors' Stock Option Plan (i.e. October 9, 1998), as follows:

      1. Section 2.4 of the Plan is hereby amended in its entirety to read as follows:

                  2.4   [Reserved]

      2. Section 3.4 of the Plan is hereby amended in its entirety to read as follows:

                  3.4 AMENDMENT OF THE PLAN; TERMINATION. The Board may, insofar as permitted by law, from time to time, with respect to any shares of Common Stock at the time not subject to Options, suspend, discontinue or terminate the Plan or revise or amend it in any respect whatsoever, except that, without approval of the stockholders of the Company, no such revision or amendment shall change the number of shares subject to the Plan, change the designation of the class of persons eligible to receive Options, decrease the price at which Options may be granted, otherwise materially increase the benefits accruing to non-employee directors under the Plan, or remove the administration of the Plan from the Committee. The foregoing prohibitions shall not be affected by adjustments in shares and purchase price made in accordance with the provisions of Section 3.1.